Exhibit 99.3

EF Hutton Acquisition Corporation I

(the “Company”)

CONSENT TO ACT AS DIRECTOR

In connection with the filing by EF Hutton Acquisition Corporation I of the Proxy Statement/Prospectus on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of EF Hutton Acquisition Corporation I in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Signature:	/s/ Scott Wallace
Print name:	Scott Wallace
Address:	10339 Atwater Bay Drive, Winter Garden, FL 34787
Dated:	August 9, 2023